Exhibit 99
QUARTERLY REPORT TO STOCKHOLDERS
2015 THIRD QUARTER

First Mid Announces:

•	Completion of 12 Branch Acquisition

•	Earnings Growth Trend Continues

•	Asset Quality Remains Strong

•	New Product Rollout and Service Expansion

The third quarter of 2015 included the successful completion of the acquisition of 12 Southern Illinois banking centers from Old National Bank. We closed the acquisition on August 14th and completed the system conversion over that weekend with the branches opening as First Mid-Illinois Bank and Trust, N.A. the following Monday. We are excited to complete the acquisition and expand our service area in Southern Illinois. The initial response from customers has been good, our new employees are a great addition to the team, and we have expanded products and services now offered in those markets. As you review the quarter-end financial statements, you will see that many line items on the balance sheet, income statement, and performance ratios are impacted by the acquisition. The new branches added approximately $156 million in loans and $453 million in deposits. Strategically, the acquisition provides a stable, low-cost source of core deposits to enable future loan growth throughout our market areas. Also, we passed a milestone as our total consolidated assets now exceed $2 billion and we now operate 47 banking centers in 33 communities across Illinois.

Financial results for First Mid-Illinois Bancshares, Inc. continue to be solid with higher earnings despite the one-time acquisition costs, continued excellent asset quality ratios, and strong regulatory capital ratios. Net income for the first nine months of 2015 was $11,858,000 compared to $11,551,000 for the same period last year. Net income is higher than last year despite incurring approximately $1.1 million of acquisition costs during the first nine months of 2015. Diluted earnings per share were $1.33 for the first nine months of 2015 compared to $1.38 for the first nine months of 2014 due to an increase in common shares outstanding following the capital raise completed in June. For the third quarter of 2015, net income was $3,663,000 compared to $3,915,000 for the third quarter of 2014, and diluted earnings per share were $.36 for the third quarter of 2015 compared to $.47 for the same period last year.

Year-to-date net income increased due to improvement in several areas including greater net interest income with growth in loans over the past year and the increase in assets from the acquisition, increases in fees from electronic services, and growth in mortgage banking and brokerage revenues. Comparing net income for the third quarter of 2015 to the same period last year, this quarter was lower primarily due to the acquisition costs from the Southern Illinois branch acquisition.

Year-to-date net interest income totaled $40.0 million compared to $38.4 million for the same period last year while the third quarter of 2015 was $14.0 million compared to $13.0 million for the third quarter of 2014. Loan balances increased over the past year to $1.24 billion as of September 30, 2015 compared to $1.04 billion last September. As previously mentioned, $156 million of loans were added with the acquisition and we have also grown commercial operating loans in our legacy market area. In addition, investment balances have increased as we added securities to invest the cash received from the acquisition. The growth in loans and investments from last September increased the level of earning assets resulting in the increase in net interest income. Our deposit balances also increased from $1.30 billion on September 30, 2014 to $1.73 billion on September 30, 2015 with $453 million of the increase resulting from the acquisition. Deposits from our legacy markets declined slightly from last year as we did not replace a $5 million brokered CD and we reduced higher-cost CD balances. The additional cash from the acquisition elevated our federal funds sold and interest-bearing balances at banks to $174.4 million reducing our earning asset yields and resulting in a decline in our net interest margin. The net interest margin on a tax equivalent basis for the first nine months of 2015 was 3.40% compared to 3.52% for the same period last year while the margin for the third quarter of 2015 was 3.23% compared to 3.51% for the third quarter of last year. We continue to implement a plan to invest the cash received from the acquisition over the next several months that balances risk and return. Investments are typically higher-yielding than federal funds sold and should improve our net interest margin once completed.

Our year-to-date provision for loan losses increased to $889,000 compared to $495,000 for the first nine months of 2014 while the provision for the third quarter of 2015 was $481,000 compared to $44,000 for the third quarter of 2014. Provision expense increased due to the growth in the loan portfolio and higher net charge-offs thus far in 2015. For the first nine months of 2015, net charge-offs were $343,000 compared to $39,000 for the same period last year. While net charge-offs were higher than last year, they remain low from a historical standpoint and low for a $1.24 billion loan portfolio. Also, overall asset quality remains very strong as our total non-performing loans and other real estate owned to total assets were .18% as of September 30, 2015 and compares well to peer banks. The trend over the past year has continued to improve as total non-performing loans and other real estate owned were $3.8 million at September 30, 2015 compared to $5.2 million at September 30, 2014. We also have a strong coverage ratio of the allowance for loan losses to the level of non-performing loans of 405% as of September 30, 2015.

Non-interest income for the first nine months of 2015 was $14.3 million as compared to $13.9 million for the first nine months of 2014 while non-interest income was $5.0 million for the third quarter of 2015 compared to $4.4 million for the third quarter last year. Year-to-date ATM and debit card fees are $291,000 higher than last year with the addition of the Southern Illinois locations and an increase in electronic transactions. Year-to-date mortgage banking revenues increased by $108,000 with greater home purchase and refinance activity. Brokerage revenues and insurance commissions have also increased. The additional revenues have offset the decline in gains on the sale of securities as market conditions and balance sheet liquidity positioning have limited sale opportunities in 2015.
Operating expenses for the first nine months of 2015 were $34.9 million compared to $33.3 million for the same period last year. Operating expenses for the third quarter of 2015 were $12.9 million compared to $11.1 million for the third quarter of last year. The operating expenses of the new branch locations are included from August 14th through September 30th. In addition, year-to-date acquisition costs of approximately $1.1 million and third quarter acquisition costs of approximately $835,000 are included in the operating expense totals.

As mentioned, our four regulatory capital ratios remained strong as of September 30, 2015 and in excess of the regulatory minimums to be considered well-capitalized. We completed the private placement of $29.3 million in common stock in June and recorded the acquisition-related accounting entries in the third quarter. The combination resulted in our capital ratios at September 30, 2015 being similar to year-end 2014 and positions the Company well for the future. Our tangible book value per share was $15.32 at September 30, 2015 compared to $15.63 at year-end and $13.96 last September.

Through strategic hires and new technology deployment, we have expanded services and coverage across our markets. We launched mobile deposit services that allow customers to make deposits via their smart phone this quarter. With the hire of Mike Neill as Carbondale Community President, we are able to offer trust services across the newly-acquired markets. Mike will be working closely with Bill Schlinkert who recently joined First Mid’s Trust and Wealth Management team and leads our Trust department. Investments in professional hires and technology will enable First Mid to continue delivering value for both customers and shareholders.

In conclusion, this has been an exciting quarter as we completed the acquisition. The dedication of our team has been tremendous and I am confident our new Southern Illinois region will be a significant contributor to our future performance and success.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc. and please contact me if you should have any questions.

Sincerely,

Joseph R. Dively
Chairman and Chief Executive Officer
217-258-9520
jdively@firstmid.com

October 29, 2015

Third Quarter 2015 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
	2015	2014	2014
Assets
Cash and cash equivalents	$215,463	$51,730	$57,572
Investment securities	552,591	431,506	429,226
Loans (including loans held for sale)	1,236,749	1,062,406	1,041,008
Less allowance for loan losses	(14,228)	(13,682)	(13,705)
Net loans	1,222,521	1,048,724	1,027,303
Premises and equipment, net	31,582	27,352	27,757
Goodwill and intangibles, net	47,362	27,597	27,753
Other assets	22,509	20,194	23,737
Total assets	$2,092,028	$1,607,103	$1,593,348

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$331,206	$222,116	$218,214
Interest bearing	1,400,654	1,049,961	1,080,626
Total deposits	1,731,860	1,272,077	1,298,840
Repurchase agreements with customers	108,499	121,869	88,066
Other borrowings	20,000	20,000	15,000
Junior subordinated debentures	20,620	20,620	20,620
Other liabilities	7,240	7,621	9,131
Total liabilities	1,888,219	1,442,187	1,431,657
Total stockholders’ equity	203,809	164,916	161,691
Total liabilities and stockholders’ equity	$2,092,028	$1,607,103	$1,593,348

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands)(unaudited)
	Nine months ended
	September 30,
	2015	2014
Balance at beginning of period	$164,916	$149,381
Net income	11,858	11,551
Dividends on preferred stock and common stock	(3,680)	(4,835)
Issuance of preferred and common stock	28,806	1,260
Purchase of treasury stock	(1,041)	(1,650)
Deferred compensation and other adjustments	214	55
Changes in accumulated other comprehensive income	2,736	5,929
Balance at end of period	$203,809	$161,691

Third Quarter 2015 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)(unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Interest income:
Interest and fees on loans	$12,198	$11,391	$34,974	$33,242
Interest on investment securities	2,682	2,392	7,473	7,460
Interest on federal funds sold & other deposits	63	24	107	67
Total interest income	14,943	13,807	42,554	40,769
Interest expense:
Interest on deposits	645	586	1,690	1,778
Interest on repurchase agreements with customers	14	11	43	33
Interest on other borrowings	156	78	479	212
Interest on subordinated debt	132	130	390	385
Total interest expense	947	805	2,602	2,408
Net interest income	13,996	13,002	39,952	38,361
Provision for loan losses	481	44	889	495
Net interest income after provision for loan losses	13,515	12,958	39,063	37,866
Non-interest income:
Trust revenues	795	813	2,575	2,594
Brokerage commissions	329	265	913	748
Insurance commissions	459	448	1,568	1,447
Service charges	1,536	1,412	4,003	3,909
Securities gains, net	1	(20)	231	714
Mortgage banking revenues	172	185	549	441
ATM / debit card revenue	1,200	958	3,224	2,933
Other	517	341	1,282	1,087
Total non-interest income	5,009	4,402	14,345	13,873
Non-interest expense:
Salaries and employee benefits	6,522	6,216	18,875	18,323
Net occupancy and equipment expense	2,424	2,056	6,329	6,319
Amortization of intangible assets	155	162	466	487
Legal and professional expense	660	514	1,842	1,753
Other	3,121	2,142	7,404	6,382
Total non-interest expense	12,882	11,090	34,916	33,264
Income before income taxes	5,642	6,270	18,492	18,475
Income taxes	1,979	2,355	6,634	6,924
Net income	$3,663	$3,915	$11,858	$11,551

Per Share Information
Basic earnings per common share	$0.35	$0.48	$1.35	$1.40
Diluted earnings per common share	$0.36	$0.47	$1.33	$1.38
Dividends per common share	$—	$—	$0.29	$0.26

Third Quarter 2015 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
SELECTED FINANCIAL HIGHLIGHTS	As of
	(Unaudited)		(Unaudited)
	September 30,	December 31,	September 30,
	2015	2014	2014
SHARE AND PER COMMON SHARE DATA
Book value per common share	$20.95	$19.55	$18.69
Tangible book value per common share	$15.32	$15.63	$13.96
Common shares outstanding	8,421,472	7,033,318	5,866,421
Market price of stock	$22.00	$18.55	$21.63

REGULATORY CAPITAL RATIOS
Leverage ratio	10.21%	10.52%	10.45%
Total capital to risk-weighted assets	14.88%	15.60%	15.75%
Tier 1 capital to risk-weighted assets	13.84%	14.42%	14.54%
Common equity tier 1 capital to risk weighted assets	10.36%	10.32%	8.19%
Preferred stockholders' equity	$27,400,000	$27,400,000	$52,030,000
Common stockholders' equity	$176,409,000	$137,516,000	$109,661,000

ASSET QUALITY
Allowance for loan losses to non-performing loans	405%	301%	284%
Allowance for loan losses to total loans outstanding	1.15%	1.29%	1.32%
Total YTD net charge-offs (recoveries) (1)	$343,000	$196,000	$39,000
Total non-performing loans and other real estate owned	$3,831,000	$4,803,000	$5,171,000

	Three months ended (unaudited)			Nine months ended (unaudited)
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
PERFORMANCE RATIOS (1)
Return on average assets (2)	0.78%	1.02%	0.98%	0.92%	0.97%
Return on average common equity (2)	7.17%	9.79%	10.89%	8.86%	10.76%
Net interest margin (3)	3.23%	3.57%	3.51%	3.40%	3.52%

(1) Financial information is provided as of the date listed except Performance Ratios and Total Net charge-offs which are as of the period ending on the date listed
(2) Annualized net income for period
(3) On a tax equivalent basis (TE), assuming a federal income tax rate of 35%

Corporate Profile

First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. ("First Mid Bank"), Mid-Illinois Data Services, Inc., and First Mid Insurance Group. Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and shareholders.

First Mid Bank was first chartered in 1865 and has since grown into a more than $2.1 billion community-focused organization that provides financial services through a network of 47 banking centers in 33 communities. Our talented team is comprised of over 500 men and women who take great pride in First Mid Bank and the Company, their work and their ability to serve our customers.

More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol "FMBH."

Note Concerning Forward-looking Statements
This presentation may contain certain forward-looking statements, such as discussions of the Company's pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A - "Risk Factors" and other sections of the Company's Annual Report on Form 10-K, the Company's Quarterly Report for the second quarter of 2015 and the Company's other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com